Exhibit 2.1

[***] Certain personal information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and confidential.

SPIN-OFF AGREEMENT

This SPIN-OFF AGREEMENT, dated as of December 23, 2025 (this “Agreement”), is entered into by and among, Advanced Biomed Inc., a Nevada corporation (the “Seller”), Advanced Biomed (HK) Limited (“Advanced Biomed HK”), a Hong Kong (“HK”) corporation (“Spin-Off Subsidiary”), and Hui, Wei Ha (許偉霞) (“Buyer”), an individual having an address in HK as set forth in Section 7.1(b) below.

R E C I T A L S:

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock and equity interests of Spin-Off Subsidiary (the “Shares”);

WHEREAS, Buyer desires to purchase the Shares from Seller, on the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

Article I
PURCHASE AND SALE OF SPIN-OFF SUBSIDIARY STOCK

1.1 Purchase and Sale of Shares. Subject to the terms and conditions provided below, Seller shall sell and transfer to Buyer and Buyer shall purchase from Seller, on the Closing Date (as defined in Section 2.1), 100% of all outstanding interests of Spin-Off Subsidiary, in the amount of 10,000 ordinary shares (the “Shares”), as set forth in Exhibit A attached hereto

1.2 Purchase Price. The purchase price for the Shares shall be US$23,000.

1.3 Definitions.

For purposes of this Agreement, the following terms shall have the definition as set forth below:

(a) “Organizational Documents” means a company’s certificate of incorporation, certificate of formation, articles of organization or other equivalent charter document and bylaws, operating agreement or other equivalent document.

(b) “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

(c) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(d) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

(e) “Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

(f) “SEC” means the United States Securities and Exchange Commission.

Article II.

CLOSING

2.1 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place remotely by electronic exchange of signature pages, on the date hereof (the “Closing Date”).

2.2 Transfer of Shares. At the Closing, Seller shall deliver the official confirmation of the shareholder change registration issued by Hong Kong governmental authority and updated Register of Members of the Spin-Off Subsidiary to Buyer.

2.3 Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller the Purchase Price by wire transfer or by check to the Seller.

2.4 Transfer of Records. On or before the Closing, Seller shall transfer to Spin-Off Subsidiary all existing corporate books and records in Sellers possession relating to Spin-Off Subsidiary and its business, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Spin-Off Subsidiary, only copies of such documents need be furnished. On or before the Closing, Buyer and Spin-Off Subsidiary shall transfer to Seller all existing corporate books and records in the possession of Buyer or Spin-Off Subsidiary relating to Seller, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Seller and all agreements, litigation files, real property files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Spin-Off Subsidiary or its business, only copies of such documents need be furnished.

2.5 Further Assurances. At or after the Closing, and without further consideration, Seller, Spin-Off Subsidiary, and Buyer, will each execute and deliver to one another such further instruments of conveyance and transfer as each may reasonably request in order to more effectively convey the Shares to Buyer, and to effectuate the consummation of the transactions provided for herein.

Article III.

BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants to Seller that:

3.1 Capacity and Enforceability. Buyer is an individual with full civil capacity under the laws of HK. This Agreement and all such documents constitute valid and binding agreements of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

3.2 Compliance. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, instrument, order, law or regulation to which Buyer is a party or by which Buyer is bound.

3.3 Purchase for Investment. Buyer is financially able to bear the economic risks of acquiring the Shares and the other transactions contemplated hereby and has no need for liquidity in her investment in the Shares. Buyer has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of Spin-Off Subsidiary (after giving effect to the Assignment), so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares and the other transactions contemplated hereby. Buyer is acquiring the Shares solely for her own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Buyer has (i) received all the information she has deemed necessary to make an informed decision with respect to the acquisition of the Shares and the other transactions contemplated hereby; (ii) had an opportunity to make such investigation as she has desired pertaining to Spin-Off Subsidiary (after giving effect to the Assignment) and the acquisition of an interest therein and the other transactions contemplated hereby, and to verify the information which is, and has been, made available to her; and (iii) had the opportunity to ask questions of Seller concerning Spin-Off Subsidiary (after giving effect to the Assignment). Buyer has received no public solicitation or advertisement with respect to the offer or sale of the Shares.

Article IV.

SELLER’S AND SPIN-OFF SUBSIDIARY’S

REPRESENTATIONS AND WARRANTIES.

Seller and Spin-Off Subsidiary represent and warrant to Buyer that:

4.1 Organization and Good Standing. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and is properly qualified to do business and is in good standing in each state in which it is required to be so qualified. Spin-off Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of HK, and is properly qualified to do business and is in good standing in each state and country in which it is required to be so qualified.

4.2 Authority and Enforceability. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Seller and Spin-Off Subsidiary, including requisite approval by Seller’s board of directors and shareholders, and approval by the board of directors of Spin-Off Subsidiary, and all such documents constitute valid and binding agreements of Seller and Spin-Off Subsidiary enforceable in accordance with their terms.

4.3 Capitalization; Subsidiaries. Seller owns all of the issued and outstanding stock of Spin-Off Subsidiary. The Shares constitute all of the issued and outstanding securities of Spin-Off Subsidiary.

4.4 Title to Shares. Seller is the sole record and beneficial owner of the Shares. At Closing, Buyer will have good and marketable title to the Shares, which Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Buyer. The Shares represent all of the issued and outstanding securities of Spin-Off Subsidiary. Seller has good and marketable title to, and all other legal rights to possess and use, sell, assign, transfer and convey the Shares, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement at the Closing, good and marketable title to the Shares, free and clear of all Liens (other than Liens incurred or imposed by Buyer), will pass to Buyer. As used herein, “Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

4.5 Property. Spin-Off Subsidiary owns and holds all rights to use all plants, machinery, equipment and other personal property necessary for the conduct of the business of the Spin-Off Subsidiary, as presently conducted, free and clear of all Liens.

4.6 Intellectual Property. All Intellectual Property owned by the Spin-Off Subsidiary, including IPs owned by its PRC subsidiary, shall be transferred to and vested in the Buyer concurrently with the transfer of the Shares pursuant to this Agreement. Spin-Off Subsidiary owns or has valid and enforceable licenses to use all Intellectual Property currently used, licensed or held for use by Spin-Off Subsidiary, and previously used or licensed by Spin-Off Subsidiary (“Spin-Off IP”), and there are no agreements which restrict or limit the use of Spin-Off IP by Seller, Spin-Off Subsidiary, or Buyer as assignee, for the purpose(s) for which such Spin-Off IP has been used in the business of the Seller and Spin-Off Subsidiary. The Spin-Off IP is valid and enforceable, the Spin-Off IP does not violate any agreement related to trade secrets and does not infringe on any Intellectual Property or proprietary rights of any Person in any country. Seller has not sold, transferred, licensed or sublicensed out any of its owned or licensed Intellectual Property and/or any of the Spin-Off IP. Seller and Spin-Off Subsidiary have not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and neither Seller nor Spin-Off Subsidiary have received any notice of claim that any of the Spin-Off IP has expired, is not valid or enforceable in any country or that it infringes upon, conflicts with or misappropriates any Intellectual Property of any third party, and no such claims or controversies currently exist. Each employee, consultant and independent contractor of Seller or Spin-Off Subsidiary or both, has assigned to Spin-Off Subsidiary, all Intellectual Property arising from the services performed for Seller or Spin-Off Subsidiary by such Person. Neither Seller nor Spin-Off Subsidiary is a party to any contract or agreement that requires Seller or Spin-Off Subsidiary, as the case may be, to assign to any Person any of its rights in any Intellectual Property developed by Seller or Spin-Off Subsidiary, as the case may be, to assign to any Person any of its rights in any Intellectual Property developed by Seller under such contract.

(a) As used in this Agreement, “Intellectual Property” means all of the following worldwide, including any applications to register and any rights to apply to register any of the following, as they exist in any jurisdiction throughout the world, that are owned, purported by the Seller to be owned, or used, or held for use in the operations of the Spin-Off Subsidiary’s business: (a) trademarks and service marks, trade dress, product configurations, trade names, designs, logos and icons and other indications of origin, including all goodwill appurtenant thereto; (b) inventions (whether patented or unpatented), know-how, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications and rights of priority pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof, and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including the Uniform Trade Secrets Act; (d) software, including interpreted or compiled source code, object code, development documentation, programming tools, software libraries, drawings, flow charts, specifications, metadata and data; (e) copyrights in writings, designs, literary works, software, and any other original works of authorship fixed or recorded in any medium, including but not limited to electronic media, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the forgoing; (f) database rights; (g) internet web sites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) all applications and registrations in any jurisdiction pertaining to the foregoing with all rights of priority, all goodwill associated therewith and all rights to sue or recover for the past or future infringement or misappropriation thereof, and all licenses, sublicenses, permissions, and other agreements related to the preceding property.

4.7 No Violation. Neither the execution nor the delivery by Seller or Spin-Off Subsidiary of this Agreement, nor the consummation or performance by Seller or Spin-Off Subsidiary of the transactions contemplated hereby or thereby will, directly or indirectly, (a) violate or conflict with, any provision of the Organizational Documents of Seller or Spin-Off Subsidiary, (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Seller or Spin-Off Subsidiary to make any payment under, any agreement or instrument to which the Seller or Spin-off Subsidiary is a party or by which Seller or Spin-Off Subsidiary or the Shares are bound; (c) contravene, conflict with, or result in a violation of, any law, regulation or order of a governmental authority, to which Seller, Spin-Off Subsidiary or the Shares, may be subject, in material aspect; or (d) require any Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person, in material aspect.

4.8 Compliance with Laws; Permits. Seller and Spin-Off Subsidiary are in compliance with all Laws and Orders in respect of the operation, activities, conduct and transactions of the business of Spin-Off Subsidiary (the “Business”) and operations of the Spin-Off Subsidiary and the ownership and or possession of the Shares. None of the operation, activity, conduct and transactions of the Business or the ownership or possession of the Shares conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Lien, contract or any Law or Order to which Seller is a party or by which Seller, the Business or the Shares may be bound or affected. Seller has not received any written or, oral notice of any actual or alleged violation or non-compliance with applicable Laws. Seller and Spin-Off Subsidiary own or possess all right, title and interest in all Permits required to own the Shares and conduct the Business as now being conducted, and all such Permits are valid and in full force and effect and Seller and Spin-Off Subsidiary are in full compliance with the terms and conditions of such Permits.

4.9 Employees.

(a) Seller and Spin-Off Subsidiary are in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. Seller and Spin-Off Subsidiary are not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No director, officer or employee of Seller or Spin-Off Subsidiary is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of Spin-Off Subsidiary, or (ii) the ability of Spin-Off Subsidiary, to conduct its Business. Each employee of Spin-Off Subsidiary is employed on an at-will basis and Spin-Off Subsidiary does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

4.10 Tax Matters. Seller and Spin-Off Subsidiary have each timely filed all tax returns which each is required to have filed, all such tax returns are accurate and complete in all material respects and Seller and Spin-Off Subsidiary have paid all taxes owed by either of them which were due and payable (whether or not shown on any tax return).

4.11 Solvency. Neither Seller nor Spin-Off Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller or Spin-Off Subsidiary is, or may become, indebted. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

4.12 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than the Seller and Spin-Off Subsidiary, this Agreement is duly authorized, executed and delivered by Seller and Spin-Off Subsidiary, and constitutes the legal, valid and binding obligation of Seller and Spin-Off Subsidiary, enforceable against each of them in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

4.13 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Seller and Spin-Off Subsidiary and the performance by Seller and Spin-Off Subsidiary of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any agreement to which such Seller or Spin-Off Subsidiary is a party, or by which Seller or Spin-Off Subsidiary is bound, or (b) an event that would result in the creation or imposition of any lien, charge, or encumbrance upon the Shares being sold by Seller pursuant to this Agreement.

Article V

OTHER AGREEMENTS

5.1 Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

5.2 Confidentiality.

(a) Seller, Spin-Off Subsidiary and Buyer will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors (collectively, “Representatives”), as applicable, to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless: (i) such information is already known to such party (other than by reason of a breach of a confidentiality obligation by such party or any third party of which such party is aware) or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or applicable Law, including, without limitation, any rules and regulations of the SEC, a stock exchange or self-regulatory organization.

(b) In the event that any party is required to disclose any information of another party pursuant to this Agreement, the party requested or required to make the disclosure (the “Disclosing Party”) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Providing Party, the Disclosing Party is nonetheless, legally compelled to disclose the information of the Providing Party, the Disclosing Party may, without liability hereunder, disclose only that portion of the Providing Party’s information which such counsel advises is legally required to be disclosed, provided that the Disclosing Party exercises its reasonable efforts to preserve the confidentiality of the Providing Party’s information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the Providing Party’s information.

(c) Notwithstanding the foregoing in Section 5.2(a) and (b), Seller on behalf of itself and its Representatives, expressly acknowledges and agrees that the records, books, data and other confidential information concerning the Spin-Off Subsidiary’s financial status, products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, research, development, technology, trade secrets, know-how, software, Intellectual Property and expansion plans and credit and financial data concerning customers and suppliers and other information involving Spin-Off Subsidiary obtained by Seller or its Representatives through Seller’s or its Representatives past affiliation with Spin-Off Subsidiary are considered by Buyer to be confidential and are valuable, special and unique assets of Spin-Off Subsidiary, access to and knowledge of which are essential to preserve the goodwill and going business value of Spin-Off Subsidiary for the benefit of Buyer. Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach by Seller of this Agreement) obtained by Seller or its Representatives as a result of Seller’s or its Representatives past affiliation with Spin-Off Subsidiary or Buyer shall be considered confidential information of the Buyer (collectively, the “Buyer Confidential Information”). In recognition of the foregoing, Seller hereby agrees that Seller will not, and will not permit its Representatives, on and after the Closing, to: (x) disclose, or cause to be disclosed, any of the Buyer Confidential Information to any person or entity for any reason or purpose whatsoever, except and to the extent such disclosure is required by any applicable Law (including any disclosure requirements of the SEC or stock exchange on which the securities of Seller is listed or quoted) or Order (provided, that Seller shall, (i) to extent reasonably possible, give the Buyer prompt notice of such required disclosure prior to disclosure; (ii) cooperate with the Buyer in the event that it elects to contest such disclosure in its entirety or a portion thereof or seek a protective order with respect thereto; and (iii) in any event only disclose the Buyer Confidential Information, or portion thereof, specifically required (after giving effect to any order obtained pursuant to clause (ii) above); or (y) make use of any of the Buyer Confidential Information for Seller’s or its Affiliates’ or Representatives own purposes or for the benefit of any person or entity (except Buyer) under any circumstances.

(d) For the purposes of this Agreement, an “Affiliate” is a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another specified person or entity.

(e) No party shall make any public announcement concerning this transaction without the prior written approval of all other parties, other than as may be required by applicable law or judicial process.

5.3 Brokers’ Fees. In connection with the transactions specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

5.4 Filings and Consents. Seller shall make or cause to be made and shall obtain or cause to be obtained, if any, all filings and consents which must be made and/or obtained prior to and after the Closing to consummate the purchase and sale of the Shares and to report any such transactions to the SEC and any other Governmental Authority. Seller shall indemnify Buyer against any Losses (as defined in Section 6.1 below) incurred by such Buyer Indemnified Parties by virtue of the failure to make and/or obtain any such filings or consents.

5.5 Cooperation on Tax Matters. Buyer, Seller and Spin-Off Subsidiary shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Spin-Off Subsidiary shall (i) retain all books and records with respect to tax matters pertinent to Spin-Off Subsidiary and Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer agrees to provide copies of such books and records in the possession of Spin-Off Subsidiary.

5.6 Further Assurances. Following the date hereof, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and Spin-Off Subsidiary and any of their successors, assigns and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary or appropriate to effect, evidence or perfect the sale of the Shares to Buyer or any assignee or successor thereof.

Article VI

INDEMNIFICATION

6.1 Indemnification by Buyer. Buyer, covenants and agrees to indemnify, defend, protect and hold harmless Seller, and its respective officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement, from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim (collectively, “Losses”), incurred by any Seller Indemnified Party as a result of or arising from: (i) any breach of the representations and warranties of Buyer set forth herein or in certificates delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement; provided that Buyer shall have no obligation to indemnify Seller for Losses for which Seller is obligated to indemnify Buyer.

(a) Notwithstanding any other provision of this Agreement: (1) Buyer’s and Spin-Off Subsidiary’s aggregate liability in respect of all claims that the Seller may have against either or both of them pursuant to this Agreement will not exceed that amount of the Purchase Price actually paid by Buyer to Seller pursuant to this Agreement; (2) Buyer shall not have any liability for any breach of any representation, warranty, covenant or other obligation of the Spin-Off Subsidiary set forth in this Agreement; and (3) neither Buyer nor Spin-Off Subsidiary shall have any liability to Seller for consequential damages, lost profits, or incidental or indirect damages, including diminution of value or multiples of earnings damages, related or based upon this Agreement.

6.2 Indemnification by Seller. From and after the Closing, Seller agrees to indemnify the Buyer, as applicable, against all Losses incurred by Buyer, caused by (i) any breach of any representation or warranty made by Seller in this Agreement or in any document or certificate delivered by Seller pursuant to this Agreement; and (ii) any breach of any covenant or obligation of Seller in this Agreement or any documents attached or delivered pursuant to this Agreement; and (iii) any fraud on behalf of Seller or any liability of Spin-Off Subsidiary which arose prior to the Closing and which was not disclosed to Buyer by Seller.

6.3 Third Party Claims.

(a) Defense. If any claim or liability should be asserted against any of the Buyer Indemnified Parties or the Seller Indemnified Parties (each, as applicable, whether or not involving a Third Party Claim, an “Indemnitee”) by a third party after the Closing (a “Third-Party Claim”) for which Buyer has an indemnification obligation under the terms of Section 6.1 or for which Seller has an indemnification obligation under the terms of Section 6.2, then the Indemnitee shall notify the indemnifying party (as applied to Buyer, or Seller, as applicable (whether or not involving a third-party claim), the “Indemnitor”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and, in connection therewith, to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided in subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim, which approval shall not be unreasonably withheld. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(b) Failure to Defend. If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate; provided however, that the Indemnitor shall (i) promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim, or (ii) shall pay, in advance of any settlement or proceedings and in installments as reasonably agreed to by the parties, such sums and expenses reasonably expected to be incurred in connection with the defense of the Third-Party Claim and any settlement thereof. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

6.4 Non-Third-Party Claims. Upon discovery of any claim for which Indemnitor has an indemnification obligation under the terms of Section 6.1 or Section 6.2 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Indemnitor of such claim and, in any case, shall give Indemnitor such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Indemnitor shall not excuse Indemnitor from any indemnification liability except to the extent that Indemnitor is materially and adversely prejudiced by such failure.

6.5 Survival. Anything in this Agreement to the contrary notwithstanding, the liability of each Indemnitor under this Article VI shall survive as follows: (a) an Indemnitor’s liability for breach of any representation or warranty of such Indemnitor in this Agreement shall survive until and terminate upon the first (1st) anniversary of the Closing date, provided that such liability shall survive if, prior to the first (1st) anniversary of the Closing Date, any Indemnitee shall have asserted a claim for indemnification for Losses incurred by such Indemnitee pursuant to this Article VI in writing to the appropriate party, which claim shall identify its basis with reasonable specificity (a “Claim”), in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) an Indemnitor’s liability for Losses incurred as a result of such Indemnitor’s breach of any covenant or agreement to be performed by such Indemnitor after the Closing, shall survive indefinitely, and (c) liability of an Indemnitor for Losses arising out of Third-Party Claims for which such Indemnitor has an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

6.6 Exclusive Remedy. Except for Claims based on actions for specific performance, injunctive relief or equitable remedies brought in accordance with this Agreement, the sole and exclusive remedy of any Seller or Buyer Indemnitee for any and all claims or Losses relating to or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement and the facts and circumstances relating and pertaining thereto (whether any such claim may be made in contract, breach of warranty, tort, or otherwise, and whether arising by statute, common law or otherwise) shall be an action for indemnity pursuant to this Article VI, which shall be governed and limited by this Article VI.

Article VII

MISCELLANEOUS.

7.1 Notices. All notices and communications required or permitted hereunder shall be in writing, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

(a)	If to Seller, addressed to:

Advanced Biomed Inc.
No. 689-85 Xiaodong Road, Yongkang District,
Tainan City, Taiwan
Email: [***]

(b)	If to Buyer, addressed to:

Hui, Wei Ha (許偉霞)
[***]
Email: [***]

or to such other address as any party hereto shall specify pursuant to this Section 7.1 from time to time.

7.2 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.3 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.4 Further Acts and Assurances. From and after the Closing, Seller, Buyer and Spin-Off Subsidiary agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Buyer, and to put Spin-Off Subsidiary in possession of, all Shares and to convey, transfer to and vest in Buyer, the Shares, and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Spin-Off Subsidiary receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

7.5 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto.

7.6 Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties. This Agreement will be binding on and enforceable against all permitted successors and assignees.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

7.9 Section Headings and Gender. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

7.10 Specific Performance; Remedies. Each of the parties to this Agreement acknowledges and agrees that, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would be incurred by the other parties to this Agreement. Accordingly, the parties to this Agreement agree that any party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 7.7, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

7.11 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

(c) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

7.12 General Releases.

(a) Each party hereto, respectively: (i) for Seller and Spin-Off Subsidiary, on their own behalf and on behalf of their respective Affiliates; (ii) for Buyer, on her own behalf (each such party and its Affiliates, a “Releasor”), effective on the Closing Date: (i) irrevocably and unconditionally releases, waives and forever discharges each other party to this Agreement and such other party’s respective officers, directors, stockholders, successors, Representatives and permitted assigns (each, a “Releasee”), from any and all claims and Liabilities, but only to the extent arising prior to the Closing, and pursuant to this Section 7.12(a)(i) are referred to as the “Released Claims”; and (ii) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind against any of the Releasees, based upon or in connection with any matter released or purported to be released pursuant to this Section 7.12(a).

(b) For the avoidance of doubt, this Section 7.12 does not constitute a release with respect to claims or Liabilities arising out of, based on or resulting from this Agreement, the Purchase Agreement, or the agreements or exhibits attached hereto and thereto. As used in this Agreement, “Liabilities” means, collectively, any debt, claim, cause of action, obligation, or liability.

[Signature page follows this page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Spin-Off Agreement as of the day and year first above written.

SELLER:

Advanced Biomed Inc.

By:	/s/ Yi Lu
	Name:	Yi Lu
	Title:	Chairman of the Board and
Chief Executive Officer

SPIN-OFF SUBSIDIARY:

Advanced Biomed (HK) Limited

By:	/s/ Pau, Hung To
	Name:	Pau, Hung To (鮑洪濤)
	Title:	Director

BUYER:

Hui, Wei Ha (許偉霞)

Signature:	/s/ Hui, Wei Ha
	Name:	Hui, Wei Ha (許偉霞)

[Signature Page to Spin-Off Agreement]

EXHIBIT A

Spin-Off Subsidiary	Shares
Advanced Biomed (HK) Limited	10,000 ordinary shares